Exhibit 99.1

CONTACT: Shintaro Asako Chief Financial Officer Phone: 858-373-1500 info@medicinova.com Bonnie Feldman Vice President of Investor Relations Phone: 858-373-1500 bfeldman@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces First Quarter 2007 Financial Results

SAN DIEGO, Calif. – May 10, 2007 – MediciNova, Inc., a biopharmaceutical company (Nasdaq Global Market: MNOV and Hercules Market, Osaka Securities Exchange Code Number: 4875), today announced financial results for the quarter ended March 31, 2007.

A detailed discussion of financial results and all compound development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed May 10, 2007 and available through investors.medicinova.com/sec.cfm.

Financial Results

MediciNova reported a net loss of $15.9 million, or $1.40 per share, for the quarter ended March 31, 2007, compared to a net loss of $8.4 million, or $0.85 per share, for the quarter ended March 31, 2006. There were no revenues for the quarter ended March 31, 2007. Research and development expenses were $14.2 million for the quarter ended March 31, 2007, an increase of $6.4 million when compared to $7.8 million for the quarter ended March 31, 2006. The increase in research and development expenses was primarily due to the advancement of our clinical development programs. General and administrative expenses were $3.3 million for the quarter ended March 31, 2007, an increase of $1.1 million when compared to $2.2 million for the quarter ended March 31, 2006. The increase in general and administrative expenses was primarily due to additional staffing requirements.

Cash and marketable securities were $98.1 million as of March 31, 2007, compared to $104.1 million at December 31, 2006.

“We are planning our next steps to advance MN-166 into Phase III clinical testing, and we are looking forward to unblinding data from our status asthmaticus and insomnia programs,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc.

About MN-166

MN-166 is a novel, orally administered compound being evaluated for the treatment of multiple sclerosis (MS). MN-166 inhibits leukotriene activity, phosphodiesterase 4, 10, 11 and glial nitric oxide synthesis, all inflammatory mechanisms known to be involved in MS. MN-166 may also suppress the production of pro-inflammatory cytokines (IL-1ß, TNF-a, IFN-g, IL-6) and may enhance the production of the anti-inflammatory cytokines (IL-4, IL-10) and neurotrophic factors (NGF, GDNF, NT-4). Recently, MN-166 was found to have positive effects in the first year of a two-year randomized, double-blind, placebo controlled Phase II clinical trial in 297 patients with relapsing MS.

Highlights of One-Year Results from a Phase II study in subjects with MS:

•	Significant increase in time to first relapse: median for placebo = 244 days; median for 60 mg MN-166 > 1 year (p=0.04);

•	Significant increase in proportion of patients who remained relapse-free over 12 months of treatment in patients receiving 60 mg MN-166 compared to placebo (56.1% versus 41%, p=0.03);

•	Significantly less brain shrinkage: % brain volume change = -0.79% for 60 mg MN-166 versus -1.2% for placebo (p=0.03); and

•	Superior safety findings for MN-166 compared to published safety findings for the interferons and other agents in development.

About MN-221

MediciNova is developing MN-221, a highly selective beta2-adrenergic receptor agonist, as a treatment for acute asthma exacerbations (status asthmaticus), which are long-lasting, severe asthma episodes in which symptoms do not respond to initial bronchodilator or corticosteroid therapy. This is a crisis situation that can cause death; emergency treatment and in some cases, hospital admission, are indicated. As a result, MediciNova has developed an intravenous formulation of MN-221 appropriate for hospital use. A Phase II trial was initiated in December 2006 to evaluate the efficacy and safety of MN-221 in 28 mild-to-moderate asthma patients in order to determine the dose(s) necessary for testing in status asthmaticus patients.

About MN-305

MN-305 is a novel, potent and highly selective serotonin 5-HT1A receptor agonist under development for the treatment of anxiety disorders, beginning with Generalized Anxiety Disorder (GAD). In June 2006, MediciNova completed a randomized, double-blinded, placebo-controlled multi-center Phase II/III clinical trial of 416 subjects with GAD in the United States. The results showed positive trends on important efficacy outcome measures, but the data did not reach statistical significance on the primary endpoint of the trial. Within this trial, significant improvements in insomnia were noted in GAD patients treated with 0.5-6 mg of MN-305. Based on this unexpected clinical finding, MediciNova initiated a Phase II study in 75 insomnia subjects in January 2007 and expects results from this study in the third quarter of fiscal year 2007.

About MediciNova

MediciNova, Inc. is a publicly traded biopharmaceutical company that acquires well characterized small-molecule drugs through strategic alliances with Japanese and other international pharmaceutical companies and accelerates their development in a diversified portfolio of therapeutic product candidates targeting significant disease markets. MediciNova’s pipeline, which includes six compounds in clinical testing, targets a variety of prevalent medical conditions, including multiple sclerosis, status asthmaticus, asthma, insomnia, cancer, preterm labor, urinary incontinence and thrombotic disorders. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting efficacy of a product candidate and the potential novelty of such product candidate as a treatment for disease, plans and objectives for present and future clinical trials and for product development, plans, strategies or objectives of management for future operations, and any other statement that is not historical fact. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, including the results of clinical trials, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, reliance on third parties and the timing, cost and design of future clinical trials and research activities, the failure to execute strategic plans or strategies successfully, collaborations with third parties, the failure to manage costs and expansion of operations effectively, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006 and its periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

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